Exhibit 99.1

AGILENT TECHNOLOGIES, INC.
LIFE SCIENCES AND APPLIED MARKETS GROUP
(Unaudited)

(In millions, except margins data)	2018
	Q1	Q2	Q3	Q4	Total

Net revenue	$596	$537

Gross margin %	62.1%	59.7%

Income from operations	$156	$113

Operating margin %	26.1%	21.1%

	2017
	Q1	Q2	Q3	Q4	Total

Net revenue	$520	$501	$510	$550	$2,081

Gross margin %	59.8%	60.1%	59.9%	61.1%	60.2%

Income from operations	$122	$106	$109	$131	$468

Operating margin %	23.5%	21.2%	21.4%	23.8%	22.5%

	2016
	Q1	Q2	Q3	Q4	Total

Net revenue	$506	$475	$484	$527	$1,992

Gross margin %	58.9%	58.7%	58.1%	59.6%	58.8%

Income from operations	$110	$90	$92	$120	$412

Operating margin %	21.7%	18.9%	19.1%	22.7%	20.7%

Income from operations reflect the results of our reportable segments under Agilent's management reporting system which are not necessarily in conformity with GAAP financial measures. Income from operations of our reporting segments exclude, among other things, charges related to amortization of intangibles, business exit and divestiture costs, transformational initiatives, acquisition and integration costs, pension settlement gain, NASD site costs, and special compliance costs.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

AGILENT TECHNOLOGIES, INC.
DIAGNOSTICS AND GENOMICS GROUP
(Unaudited)

(In millions, except margins data)	2018
	Q1	Q2	Q3	Q4	Total

Net revenue	$207	$243

Gross margin %	54.5%	55.0%

Income from operations	$25	$50

Operating margin %	12.2%	20.4%

	2017
	Q1	Q2	Q3	Q4	Total

Net revenue	$184	$223	$218	$235	$860

Gross margin %	54.7%	57.5%	52.9%	55.6%	55.2%

Income from operations	$27	$53	$37	$51	$168

Operating margin %	14.9%	23.7%	17.1%	21.5%	19.5%

	2016
	Q1	Q2	Q3	Q4	Total

Net revenue	$178	$198	$200	$214	$790

Gross margin %	52.7%	54.2%	55.4%	55.4%	54.5%

Income from operations	$19	$31	$38	$43	$131

Operating margin %	10.9%	15.7%	18.8%	20.1%	16.6%

Income from operations reflect the results of our reportable segments under Agilent's management reporting system which are not necessarily in conformity with GAAP financial measures. Income from operations of our reporting segments exclude, among other things, charges related to amortization of intangibles, business exit and divestiture costs, transformational initiatives, acquisition and integration costs, pension settlement gain, NASD site costs, and special compliance costs.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

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